Exhibit 21.1

SUBSIDIARIES OF TECHNOVATIVE GROUP, INC.

Name of Subsidiary	Jurisidiction of Organization
Technovative Group Limited	Samoa
Technovative Asia Limited	Hong Kong
Innorei Group Limited	Samoa
Innorei Group Sdn Bhd	Malaysia